EXHIBIT 99.1
For Immediate Release
Energy West Announces Earnings for First Quarter of Fiscal Year 2005
GREAT FALLS, Mont., November 14, 2005/PRNewswire-First Call/—ENERGY WEST, INCORPORATED (NASDAQ EWST — News), a natural gas, propane and energy marketing company serving the Rocky Mountain States, today announced its earnings for the first fiscal quarter ended September 30, 2005. The Company reported a consolidated net loss of $621,573 or $.21 per share as compared to a loss of $1,121,694 or $.43 per share, for the same period in fiscal year 2005 ending September 30, 2004.
The Company normally reports a loss for its first quarter of the fiscal year due to lower quarterly revenues caused by seasonal weather while incurring fixed charges for gas supply costs.
Company President and Chief Executive Officer David Cerotzke commented that “We are pleased with the first quarter results of operations. We believe that these results are evidence of continuing improvement in the Company’s financial strength. We are particularly gratified that we have been able to reduce our debt and the resulting interest expense in the current environment of high prices for natural gas and propane. These costs and the overall emphasis on cost control provide a foundation of forward momentum we expect to continue for the balance of this fiscal year and into the future.”
Financial statements for the periods ended September 30, 2005 are set forth in the Company’s Form 10-Q, which was filed today with the Securities and Exchange Commission.
Safe Harbor Forward-looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward- looking statements contained in this press release include the Company’s belief that its financial strength is continuing to improve and that it is creating forward momentum that it expects to continue for the balance of the fiscal year and into the future. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
          For additional information or clarification, please contact: Wade Brooksby, Financial Communications, 1-406-791-7520, of Energy West, Incorporated.
          Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.